Exhibit 23(a)1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 2-78617, 33-54415, 33-58371, 33-60427, 333-44127, 333-118061, 333-166709, 333-174704, 333-174707, 333-204618, 333-212783, 333-229841, 333-237951, 333-256558, and 333-279103 on Form S-8 and Registration Statement Nos. 333-277137 and 333-277138 on Form S-3 of our reports dated February 18, 2026, relating to the financial statements of The Southern Company, and the effectiveness of The Southern Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K for the year ended December 31, 2025.

/s/ Deloitte & Touche LLP
Atlanta, Georgia
February 18, 2026